AMENDMENT TO ACCOUNTING SERVICES AGREEMENT

      This Amendment to the Accounting Services Agreement is made as of the 1st day of October, 2005, by and between The Westport Funds (the "Trust"), a Delaware statutory trust, and Integrated Fund Services, Inc., an Ohio corporation ("Integrated").

      WHEREAS, Integrated furnishes services to the Trust pursuant to an Accounting Services Agreement dated as of December 31, 1997 by and between Integrated and the Trust, as amended (the "Agreement"); and

      WHEREAS, Integrated and the Trust have agreed to revise the fee paid by each series of the Trust to Integrated pursuant to the Agreement;
      NOW, THEREFORE, in accordance with Paragraph 19 of the Agreement, the parties hereto, intending to be legally bound, agree to amend the Agreement as follows:

            1. The Agreement is hereby amended to delete Schedule A to the Agreement referred to in Paragraph 8 of the Agreement, and replace it with the form of Schedule A attached hereto and dated October 1, 2005.

            2. The Agreement is hereby amended to delete the name of Scott A. Englehart referred to in Paragraph 18 of the Agreement, and replace it with Mark S. Redman.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized officers, effective as of the day and year first above written.

                                    THE WESTPORT FUNDS

                                    By: /s/ Edmund H. Nicklin, Jr.
                                        ---------------------------------
                                        Edmund H. Nicklin, Jr., President


                                    INTEGRATED FUND SERVICES, INC.


                                    By: /s/ Roy E. Rogers
                                        ---------------------------------
                                        Roy E. Rogers, President

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                                                                      Schedule A
                                                                  October 1,2005

                                  COMPENSATION

      For the performance of Integrated's obligations under this Agreement, and the Administration Agreement between the parties, the Trust shall pay Integrated, on the first business day following the end of each month, a monthly fee, according to the average net assets under management of the Trust during such month, as follows:

            Monthly Fee                  Average Net Assets Under Management
            -----------                  -----------------------------------
              0.0525%                             $0 - 800,000,000
              0.0425%                       $800,000,000 - 1,000,000,000
               0.03%                           $1,000,000,000 and over

      The Trust will reimburse Integrated for out-of-pocket expenses incurred in the performance of its services under this Agreement, including, but not limited to, the cost of external pricing services used by the Trust.